Exhibit 10.25

Compensatory Arrangements with Non-Management Directors

Annual Cash Retainer	$75,000
Additional Annual Cash Retainer for Non-Executive Chairman of the Board	$150,000
Additional Annual Cash Retainer for Audit Committee Chair	$10,000
Additional Annual Cash Retainer for Other Committee Chairs	$7,500
Board and Committee Meeting Attendance Fees	No meeting attendance fees for up to five board and five committee meetings attended. $1,500 attendance fee for meetings attended over that number.
Restricted Stock Units	Annual grant having a value of $80,000, which vest in one installment on the first anniversary of the date of grant
Director Matching Contributions Program

Contributions by non-management directors to eligible non-profit organizations are matched dollar-for-dollar by the Corporation, in an amount not to exceed $10,000 per calendar year for each such director.

TECO Energy, Inc. also pays for or reimburses directors for their meeting-related expenses.